Exhibit 23.2

Consent of Independent Auditors

The Members
Southern Diversified Timber, LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 of Plum Creek Timber Company, Inc. of our report dated February 21, 2012, with respect to the balance sheets of Southern Diversified Timber, LLC as of December 31, 2011 and 2010, and the related statements of operations, members' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Plum Creek Timber Company, Inc.

/s/ KPMG LLP

Portland, Oregon
May 8, 2012